Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424B2

(Form Type)

NORTHERN TRUST CORPORATION

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.125% Subordinated Notes due 2032	Rule 457(r)	$1,000,000,000	99.646%	$996,460,000	0.00011020	$109,809.90

	Total Offering Amounts					$996,460,000		$109,809.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$109,809.90